Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

To the Members of Gateway Garage Partners LLC

We consent to the inclusion in the Annual Report on Form 1-K of our report dated April 26, 2022, relating to the financial statements of Gateway Garage Partners LLC as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from May 21, 2020 to December 31, 2020, which appears in such Annual Report.

Tysons, Virginia

April 29, 2022

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.